Exhibit 99.1

Alpha Pro Tech
L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2012

Year-to-Date Net Income Increases 48.6% to $859,000 from $578,000 in 2011 Comparable Period

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	For the quarter ended September 30, 2012, Disposable Protective Apparel segment sales increased 15.8% to $3.8 million from $3.3 million for the quarter ended September 30, 2011.
●	For the quarter ended September 30, 2012, Building Supply segment sales increased 2.0% to $5.8 million, compared to $5.7 million for the quarter ended September 30, 2011.
●	For the quarter ended September 30, 2012, net income increased 7.3% to $414,000 from $386,000 for the quarter ended September 30, 2011.

Nogales, Arizona – November 6, 2012 Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine months ended September 30, 2012.

Consolidated sales for the third quarter increased 6.1% to $10.7 million from $10.1 million for the comparable quarter of 2011.  Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2012 increased by 15.8% to $3.8 million, compared to $3.3 million for the same period of 2011.  Building Supply segment sales for the three months ended September 30, 2012 increased by 2.0% to $5.8 million compared to the same period of 2011.  The sales mix of the Building Supply segment for the three months ended September 30, 2012 was 66% for synthetic roof underlayment and 34% for housewrap.  This compared to 72% for synthetic roof underlayment and 28% for housewrap for the third quarter of 2011.  Infection Control segment sales for the three months ended September 30, 2012 decreased by 0.9% to $1.1 million compared to the same period of 2011.  Mask sales were up by 0.1% to $767,000, and shield sales were down by 3.0% to $350,000.

Al Millar, President of Alpha Pro Tech, commented, “Overall sales increased for the third quarter of 2012 from the year ago period, led by another strong quarter of Disposable Protective Apparel segment sales.  Third quarter sales of this segment were the highest in two years and were up 16% for the quarter, which followed a 22% increase in the second quarter of 2012.  In early 2012, the Building Supply segment launched TECHNOply™, an economy version of our synthetic roof underlayment, to capture market share in the lower end of the market.  This product currently contributes approximately 5% of total synthetic roof underlayment sales and is expected to be a growth product for the Company.   We will continue to introduce new products to our Building Supply segment as we see opportunities arise.  We believe that the outlook for the Building Supply segment is promising, and that we are in a good position to take advantage of significant growth prospects as the housing market continues to recover.”

Consolidated sales for the nine months ended September 30, 2012 increased 6.4% to $31.2 million from $29.3 million for the comparable period of 2011.  This increase consisted of increased sales in the Building Supply and Disposable Protective Apparel segments, partially offset by decreased sales in the Infection Control segment.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2012 increased 12.7% to $10.2 million, compared to $9.0 million for the same period of 2011. Building Supply segment sales for the nine months ended September 30, 2012 increased 6.2% to $17.9 million, compared to $16.8 million for the same period of 2011.  The sales mix of the Building Supply segment for the nine months ended September 30, 2012 was 68% for synthetic roof underlayment and 32% for housewrap.  This compares to 69% for synthetic roof underlayment and 31% for housewrap for the same period in 2011.  Infection Control segment sales for the nine months ended September 30, 2012 decreased by 9.3% to $3.1 million, compared to $3.5 million for the same period of 2011.  Mask sales were down by 8.2% to $2.1 million, and sales of medical bed pads and pet beds were down $100,000 to $0, as the product line was sold in the first quarter of 2011.  Shield sales were down by 3.1% to $1.1 million.  The overall mask sales decrease in the first nine months of 2012 was primarily due to a decline in industrial mask sales as a result of our previous largest industrial distributor launching its own line of masks, partially offset by an increase in medical mask sales.

Gross profit for the three months ended September 30, 2012 increased by 3.5% to $3.8 million, or 35.4% gross profit margin, compared to $3.7 million, or 36.3 % gross profit margin, for the same period in 2011.  Gross profit for the nine months ended September 30, 2012 increased 2.4% to $11.1 million, or 35.5% gross profit margin, from $10.8 million, or 36.9% gross profit margin, for the same period of 2011.  Gross profit margin for the three and nine months was negatively affected by the Building Supply segment margin, due to increased raw material costs and competitive pricing pressures.

Selling, general and administrative expenses increased by 2.0% to $3.1 million for the third quarter of 2012 from $3.0 million for the same quarter last year.  As a percentage of net sales, selling, general and administrative expenses decreased to 28.6% for the three months ended September 30, 2012 from 29.8% for the same period of 2011.

Selling, general and administrative expenses for the nine months ended September 30, 2012 decreased by 1.5% to $9.6 million from $9.7 million for the same period last year.  As a percentage of net sales, selling, general and administrative expenses decreased to 30.6% for the nine months ended September 30, 2012 from 33.0% for the same period of 2011.

Net income increased by 7.3% for the three months ended September 30, 2012 to $414,000, compared to $386,000 for the three months ended September 30, 2011.  Net income as a percentage of net sales for the three months ended September 30, 2012 and 2011 was 3.9% and 3.8%, respectively.  Basic and diluted net income per common share for the three months ended September 30, 2012 and 2011 were each $0.02.

Net income increased by 48.6% for the nine months ended September 30, 2012 to $859,000, compared to $578,000 for the nine months ended September 30, 2011.  Net income as a percentage of net sales for the nine months ended September 30, 2012 and 2011 was 2.8% and 2.0%, respectively.  Basic and diluted net income per common share for the nine months ended September 30, 2012 and 2011 were $0.04 and $0.03, respectively.

The consolidated balance sheet remained strong with a current ratio of 27:1 as of September 30, 2012, compared to 35:1 as of December 31, 2011. The Company completed the third quarter of 2012 with working capital of $30.2 million.

Lloyd Hoffman, Chief Financial Officer, commented, “Cash and cash equivalents decreased by 21.5%, or $1.6 million, to $5.9 million as of September 30, 2012, compared to $7.5 million as of December 31, 2011.  The decrease in cash and cash equivalents was due to cash used in financing activities of $778,000, cash used in investing activities of $67,000 and cash used in operating activities of $767,000.”

Inventory increased by $1.1 million, or 7.2%, to $16.7 million as of September 30, 2012 from $15.6 million as of December 31, 2011. The increase was primarily due to an increase in inventory for the Building Supply segment of $1.3 million, or 18.8%, to $8.5 million as of September 30, 2012.  Inventory for the Infection Control segment decreased by $103,000, or 2.7%, to $3.7 million as of September 30, 2012.  Inventory for the Disposable Protective Apparel segment decreased by $116,000, or 2.5%, to $4.5 million as of September 30, 2012.

Mr. Hoffman concluded, “As of September 30, 2012, we had $531,000 available for additional stock purchases under our stock repurchase program. For the three months ended September 30, 2012, we repurchased 175,700 shares of common stock at a cost of $251,000.  For the nine months ended September 30, 2012, we repurchased 557,650 shares of common stock at a cost of $778,000.  As of September 30, 2012, we had repurchased a total of 8,066,228 shares of common stock at a cost of $9,989,000 through our repurchase program.  In addition, we announced on October 17, 2012 a $1.0 million expansion of the Company’s existing share repurchase program.  With this expansion, the Company now has approximately $1.4 million available to repurchase shares of the Company’s common stock, $0.4 million of which remains from the previous expansion announced in February 2010.  We retire all stock upon its repurchase.  Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.  The Company believes that cash generated from operations, current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc.  Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets.  Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment.  The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India.  For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning.  Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements.  We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  We cannot give assurances that any such statements will prove to be correct.  Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K.  We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.  Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$10,740,000	$10,120,000	$31,210,000	$29,342,000
Cost of goods sold, excluding depreciation and amortization	6,942,000	6,449,000	20,135,000	18,528,000
Gross profit	3,798,000	3,671,000	11,075,000	10,814,000

Operating expenses:
Selling, general and administrative	3,076,000	3,017,000	9,550,000	9,694,000
Depreciation and amortization	166,000	167,000	591,000	616,000
Total operating expenses	3,242,000	3,184,000	10,141,000	10,310,000

Income from operations	556,000	487,000	934,000	504,000
Other income (expense):
Equity in income of unconsolidated affiliate	84,000	134,000	402,000	368,000
Net gain on sales of assets	-	-	-	41,000
Interest income (expense)	(2,000)	7,000	7,000	22,000
Total other income	82,000	141,000	409,000	431,000

Income before provision for income taxes	638,000	628,000	1,343,000	935,000

Provision for income taxes	224,000	242,000	484,000	357,000

Net income	$414,000	$386,000	$859,000	$578,000

Basic earnings per common share	$0.02	$0.02	$0.04	$0.03

Diluted earnings per common share	$0.02	$0.02	$0.04	$0.03

Basic weighted average common shares outstanding	20,674,335	22,052,822	20,839,266	22,303,561

Diluted weighted average common shares outstanding	20,674,335	22,052,822	20,839,266	22,891,309

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2012	2011 (1)
Assets
Current assets:
Cash and cash equivalents	$5,891,000	$7,503,000
Accounts receivable, net of allowance for doubtful accounts of $74,000 and $54,000 as of September 30, 2012 and December 31, 2011	6,107,000	4,725,000
Inventories	16,691,000	15,566,000
Prepaid expenses	1,974,000	2,243,000
Deferred income taxes	628,000	572,000
Total current assets	31,291,000	30,609,000

Property and equipment, net	3,547,000	3,636,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	117,000	135,000
Equity investments in and advances to unconsolidated affiliate	2,420,000	2,435,000
Total assets	$37,430,000	$36,870,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$717,000	$702,000
Accrued liabilities	423,000	169,000
Total current liabilities	1,140,000	871,000

Deferred income taxes	862,000	823,000
Total liabilities	2,002,000	1,694,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 20,565,190 and 21,122,840 shares outstanding as of September 30, 2012 and December 31, 2011, respectively	206,000	211,000
Additional paid-in capital	21,646,000	22,248,000
Retained earnings	13,576,000	12,717,000
Total shareholders' equity	35,428,000	35,176,000
Total liabilities and shareholders' equity	$37,430,000	$36,870,000

(1)	The condensed consolidated balance sheet as of December 31, 2011 has been prepared using information from the audited balance sheet as of that date.